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                                                                   EXHIBIT 10.16

March 6, 1997


Mr. Michael R. Jorgensen
28 Whaler Lane
Quincy, MA 02171

Dear Mike;

This letter is to confirm our offer of employment to you, under the following terms and conditions, to join Computron Software, Inc. as Executive Vice President and Chief Financial Officer, reporting to myself in our Rutherford, NJ office, starting employment on February 10, 1997.

SALARY: Starting salary will be $6,875.00 semi-monthly, paid on the 15th and last business day of each month.

BONUS: You will be eligible for an $85,000 bonus based on attainment of objectives to be submitted within 30 days. A portion of this is guaranteed. For the first year, $35,000 is payable in quarterly installments starting March 31. The balance of $50,000 is payable at years end subject to achieving goals.

STOCK OPTIONS: We will recommend to the Board of Directors of Computron Software, Inc. that you be awarded a stock option of 150,000 shares which will vest over a four (4) year period. We have also recommended an anti-dilution provision to the board. In the event of sale of all or a substantial part of the company, your options will vest immediately.

BENEFITS: Computron provides its employees with Medical, Dental and Life Insurance coverage effective date of hire. Optional dependent coverage is available at the employee's expense. Please see attached Outline of Benefit summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off, and similar. In addition, the company offers a 401(k) plan, also explained in the Summary.

CAR ALLOWANCE: You will also be entitled to an automobile allowance of $400.00 (four hundred dollars) per month and reimbursement of the insurance costs for your vehicle.

EMPLOYMENT: Computron Software, Inc. is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.
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COMPUTRON SOFTWARE, INC.

Mr. Michael R. Jorgensen
March 6, 1997
Page 2


SEVERANCE PAY: If, at any time, the Company decides to terminate your position for any reason other than for cause, or in the event of a "Change in Control", as defined below, then the Company will provide severance equal to twelve (12) months of your base salary payable in 24 semi-monthly installments.

              As used here-in, a "Change in Control" of the Company shall be deemed to have occurred:

              I. Upon the consummation, in one transaction or a series of related transactions, of the sale or other transfer of voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) representing effective control of the Company to a person or group of related persons who, on the date of this agreement, does not have effective voting control of the Company, whether such sale or transfer results from a tender offer or otherwise; or

              II. Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company's shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or

              III. Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group of related persons.

TEMPORARY LIVING ALLOWANCE/RELOCATION: The Company will pay weekly roundtrips to Boston and the cost of temporary living for up to twelve (12) months. A relocation allowance of up to $20,000 against reasonable and actual expense will also be paid upon permanent relocation to New Jersey.
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COMPUTRON SOFTWARE, INC.

Mr. Michael R. Jorgensen
March 6, 1997
Page 3


CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of Computron and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active employee of inactive employee. A partial list of items covered by Confidentiality include:

   - Employee Lists                         - Technical Product Knowledge
   - Customer Lists                         - Confidential Financial Data
   - Prospect Lists                         - Product Price Lists
   - Product Materials                      - Sales/Marketing Strategy


The above information and any other confidential material will remain confidential for a period of two years after employment at Computron, except for customer lists and possible other technical data, which remains confidential in perpetuity unless Computron makes it available to the public.

Please countersign this offer and Non-Disclosure Agreement and return to me to officially indicate your acceptance. This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.

Sincerely,

/s/ John Rade
John Rade
Chief Executive Officer


      I ACCEPT:
      /s/ Michael R. Jorgensen                       3/7/97
      ----------------------------------------  --------------------------
      Michael R. Jorgensen                            Date


cc:   Human Resources Department
      Payroll